Contact: Daemon Repp Director of Finance 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
January 2, 2018

POPE RESOURCES ANNOUNCES PROPERTY SALES TOTALING $9.8 MILLION

Pope Resources (Nasdaq:POPE) announced today recent sales totaling $9.8 million primarily from two conservation-oriented transactions, together with the sale of a business park lot in its Harbor Hill project in Gig Harbor, Washington.

The first of the two conservation transactions involved the sale of 1,504 acres to Kitsap County for $4.0 million. Like our 2016 sale to Kitsap County in the same area just south of our Port Gamble townsite, the Partnership will retain a timber deed under which it may harvest the currently standing timber for up to 25 years on all but 170 of the 1,504 acres. The terms of this sale will ensure continued recreational use of the property by the public with the Partnership realizing the full development value and continued timber revenues, along with creation of an amenity for the Partnership’s other real estate development projects in Port Gamble and Kingston. The second conservation transaction consisted of 216 acres of timberland in Jefferson County sold for $1.5 million to the Washington State Department of Natural Resources (DNR). This is the Partnership’s fourth land sale to the DNR’s Dabob Bay Natural Area Preserve, a series of transactions that date back to 2011.

On December 29, 2017, the City of Gig Harbor purchased an 11-acre business park lot from our Harbor Hill project for $3.5 million with plans to use the property for a park.

Less noteworthy, but worth mentioning nonetheless, the Partnership closed recently on three residential lot sales for a combined $745,000 from two different projects in Kitsap County.

“The sales we announced today, combined with residential sales at Harbor Hill previously announced in mid-December, total $22.3 million and we expect the related cash proceeds to be redeployed toward our co-investment commitment to Fund IV and the Partnership’s small tracts timberland acquisition program,” said Tom Ringo, President and CEO.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 208,000 acres of timberland and development property in Washington, Oregon, and California. These acres include three private equity timber funds that we manage, co-invest in, and consolidate in our financial statements and from which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland and earning fee revenue from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The content of our website is not incorporated into this release or into our filings with the Securities and Exchange Commission.